UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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PERINI CORPORATION

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The following is a transcript of a presentation made by officers and directors of Perini Corporation (“Perini”) on April 3, 2008 during a conference call regarding a proposed business combination transaction between Perini and Tutor-Saliba Corporation (“Tutor-Saliba”) contemplated by an agreement between the parties dated April 2, 2008. Replays of the presentation are being made available on Perini’s website (http://www.perini.com). The slides accompanying the presentation are included as Exhibit 99.1 to the current report on Form 8-K filed by Perini with the Securities Exchange Commission on April 3, 2008.

Forward Looking Statements

This Schedule 14A contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the proposed business combination transaction between Perini and Tutor-Saliba and the expected timing and completion of the transaction. Words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions are intended to identify forward looking statements. Such statements are based upon the current beliefs and expectations of our management and involve a number of significant risks and uncertainties, many of which are difficult to predict and generally beyond the control of Perini and Tutor-Saliba. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: the ability to obtain the approval of the transaction by Perini shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; economic conditions; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities; the ability to realize the expected synergies resulting for the transaction in the amounts or in the timeframe anticipated and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. Additional factors that could cause Perini’s and Tutor-Saliba’s results to differ materially from those described in the forward-looking statements can be found in Perini’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and in the proxy statement Perini intends to file with the Securities and Exchange Commission and mail to Perini’s shareholders with respect to the proposed transaction, each of which are or will be available at the Securities and Exchange Commission’s website (http://www.sec.gov) at no charge.

Additional Information

This Schedule 14A is being made in respect of the proposed business combination transaction involving Perini and Tutor-Saliba. In connection with the proposed transaction, Perini will file with the Securities and Exchange Commission a proxy statement and will mail the proxy statement to its shareholders. Shareholders are encouraged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by Perini regarding Perini, Tutor-Saliba and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). These materials can also be obtained, when available, without charge, by directing a request to Perini’s Investor Relations at 310-477-9800.

Participants in the Transaction

Perini, Tutor-Saliba and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Perini’s directors and executive officers is available in Perini’s notice of annual meeting and proxy statement for its most recent annual meeting and Perini’s Annual Report on Form 10-K for the year ended December 31, 2007, which were filed with the Securities and Exchange Commission on April 17, 2007 and February 28, 2008, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission.

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Final Transcript

CCG INVESTOR RELATIONS: PERINI CORPORATION/

MIKE KLEIN

April 3, 2008/8:30 a.m. PDT

SPEAKERS

Mike Klein

Ron Tutor

Bob Band

Ken Burk

PRESENTATION

Coordinator	Good day, ladies and gentlemen, and welcome to the Perini

Corporation Conference Call. My name is Shakwana, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question and answer session towards the end of this conference. I would now like to turn the presentation over to your host for today’s call, Mr. Mike Klein, Lead Director of Perini Corporation, and Vice Chairman of the board. Please proceed, sir.

M. Klein	Good morning, ladies and gentlemen. I am Mike Klein. I am the Chairman of the Special Committee of Perini, and we’re very excited to be with you this morning to announce the combination of Perini Corporation and Tutor-Saliba Corporation, which will create a leading U.S. construction service provider with significant growth opportunities in global markets.

Before we get started, I would like to have the moderator review the language with regard to forward-looking statements found on slide one of the presentation.

Coordinator	Certain matters discussed today, including the timing of, and satisfaction of conditions of the merger, whether any of the anticipated benefits of the merger will be realized, future revenues, future net income, future cash flows, future competitive positioning and business synergies, future acquisition cost savings, future expectations that the merger will be accretive to GAAP and cash earnings per share, future market demand, future benefits to stockholders, future debt payments, future debt payments, future economic and industry conditions, are forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors found in our SEC filings, and we are under no obligation to update any forward-looking statement discussed today.

Please also review, in its entirety, slide two, related to where investors may find additional information about the transaction. Mr. Klein.

M. Klein	With that complete, I would like to begin the formal presentation we’ve had prepared for you today. As the lead outside independent director of Perini Corporation, I’m quite pleased to be here, again, to announce and explain the agreement we have reached to combine with Tutor-Saliba Corporation. At the outset, it’s worth noting that, while the specifics of this merger have been our focus most heavily over the past several months, the idea of merging these two entities can fairly be described as having evolved in general terms over the past decade or longer.

It begins when I joined the board of Perini in January 1997, when a group led by Ron Tutor and Blum Capital saved Perini from bankruptcy by investing approximately $30 million. Ron Tutor was another one of the three directors that came on-board with me as a result of that transaction.

As we began to extricate Perini from the bad diversionary investments that it had made in real estate, and Ron began to write the core business, I, and others, would periodically raise with him the prospect of combining Perini with Tutor-Saliba, which is the private company he owned and ran. For reasons he thought good and sufficient, he continuously continued to reject that idea and preferred to keep his private company private.

Thus, when Ron advised the board last fall that he was considering strategic alternatives finally for Tutor-Saliba, I, and others began one other effort to explore the possibility of merging the two companies. It is important to note that we began, and conducted that exploration fully aware of the time honored and court approved ways in which transactions such as this, one that involves a public company transaction where an affiliated party must be treated. Thus, the board created and authorized a special committee comprised solely of those directors who are independent of the affiliated person. We hired an experienced M&A law firm that had no prior relationship with the affiliated person, or even with the company, and an investment bank solely responsible to the special committee. I have served throughout as the Chairman of that committee.

Slide four sets forth the basic outline of the transaction we have negotiated, which is, of course, subject to our shareholders’ approval. Perini will be acquiring Tutor-Saliba in a tax-free transaction, whereby Perini shareholders will retain 55% ownership, and Tutor-Saliba will acquire 45% ownership. Perini will continue to be governed by a board, which will have a majority of independent outside directors. All current Perini directors will continue, and three additional outsiders will be added at our next meeting, one by Tutor-Saliba, although we’ll have the ability to nominate an additional director at a subsequent date, and two new directors, which have already been selected by us.

Not only will the new board consist of a majority of outside independent directors, so will all board committees. Ron Tutor, who currently serves as the Chairman and CEO of both companies, will serve in those capacities at the combined company. He will be signing a new five-year employment and shareholder agreement, pursuant to which he will be required to devote full-time to the combined businesses, so long as he is employed. Throughout those five years, he will be required to retain at least 70% of the shares he will receive in this transaction. Thus, we will have all of his energy, and most of his net worth wedded to this new combined venture.

At the same time, all of the shares Ron owns will be voted to support directors proposed by the outside director dominated nominating committee, and on all other matters. Ron has agreed that he will vote only 20% of his shares at his own discretion. The remaining shares he owns will be voted in proportion to the votes of other Perini shareholders on matters submitted to them for approval.

We believe this set of agreements protects, and is clearly in the best interest of all shareholders. Thus, the board has wholeheartedly and unanimously recommended the transaction to our shareholders, with Ron abstaining, of course, although, obviously, he supports it.

I would like to review briefly, on slide five, why we are so enthusiastic about this transaction. Let me review first what Perini, with Ron Tutor as its part-time CEO, has managed to accomplish over the past eight years. It is an extraordinary demonstration of leadership.

Perini has grown revenue from $1.1 billion in 2000 to $4.6 billion in 2007, operating income from $27 million in 2000 to $140 million in 2007. Ron’s track record at Tutor-Saliba over the same period has also been impressive, increasing its revenue and operating income from $554 million and $35 million in 2000 to $1.2 billion and $55 million respectively in 2007.

What we think makes this combination most compelling is the highly complementary nature of the strengths of the two businesses. Perini has grown into the largest gaming related builder in the country, with particularly strong presence in Las Vegas. Recently, as the result of our commitment to the MGM

City Center Project, the unit of our business that operates there, Perini Building Corporation Company West, has been significantly capacity constrained, but notably, Tutor-Saliba has also been growing rapidly in that important region during the period. We believe it can continue to do so within Perini.

Perini has, in previous years, had a major and successful business in civil work to building and repair of public infrastructure. The Central Artery Project in Boston, many bridges and tunnel projects in the metropolitan New York area are leading examples. But, of late, Perini’s Civil Division, is struggling with profitability, as we have been seeking new leadership and opportunities.

Correspondingly, in that same period, Tutor-Saliba has been executing to position itself for profitability in its civil business on the West Coast, and has terrific depth of management in this area. We believe this combination has the potential to substantially reinvigorate our civil business. These two companies will have, separately, $4.5 billion in bonding capacity, and we anticipate, based on our discussion with our sureties, that we can expand that capacity upon this combination. As a result of that and other factors, we expect to increase our revenues and the profitability of this segment of our business as a function of this combination.

Perini’s PMSI Unit has generated handsome returns over the past several years, building protective structures that have saved the lives of many of our troops in Iraq and Afghanistan. While we are very proud of the work of our PMSI Unit, it’s clear that theater is unlikely to maintain the pace of previous years. Thus, it is important to our planning that Tutor-Saliba’s Guam Unit, Black Construction Company, is very well positioned to benefit from over $15 billion anticipated to be spent by the United States as they proceed to execute major military infrastructure work in Guam over the next seven years, that is necessary to relocate the U.S. Marine forces, currently located in Okinawa.

Hopefully, you can see why we believe and concluded that the complementary nature of these two businesses is such a great fit, and why we are really quite excited about the combination of these two great companies.

I would like now to turn the mike over to Ron Tutor to provide further detail and color.

R. Tutor	Thank you, Mike. Good morning, ladies and gentlemen, and thank you for joining us this morning. As Mr. Klein stated, we are very pleased to announce the combination that, in my mind, brings together two of the leading firms in the construction services industry. Before I begin discussing our future, however, I would like to spend a little time talking about where we’ve been.

On slide six, I want to start with Perini’s past, because I firmly believe that an appreciation of our history and my role in such is critical to understanding why this combination makes so much sense. As you can see, the two companies have participated in over 35 joint ventures all over the country with a very long and successful history of working together. While our joint ventures have been very successful, they represent only a fraction of the projects the two firms have worked on individually. Soon, all of our projects, not just a small percentage, will enjoy the benefits that come from the Tutor-Saliba/Perini relationship.

My direct involvement with Perini did not begin until 1997, even though, because of our joint venture relationship, both companies had been familiar with how we work, literally 20 years prior to that date. When I came on-board as Chief Operating Officer, the firm was going through a very difficult period. It led me to assume the role of Chairman and CEO in 2000. The company shares had fallen to $3 a share with a market cap in the range of $17 million. I am happy to point out that, even in today’s difficult equity market environment, with our stock down substantially from its highs of last year, our stock is currently trading at $38 a share with a fully diluted market cap of just over $1 billion. That extraordinarily significant appreciation in stock price and market cap, since my joining Perini, far outstrips the return of the broader market.

I, and all of us in the combination, truly believe that the combined company will have an excellent opportunity to continue building on our historical successes.

To understand the depth to which I believe, I have put a substantial portion of my personal wealth in the company for several years of commitment, and, by doing so, I believe I have directly aligned my interest with Perini’s existing shareholders. I am totally committed to the company’s success, both personally and financially.

Slide seven illustrates why we believe the combined company will have a highly complementary business mix across all its divisions, commercial building, civil infrastructure, and international. While Perini is an established leader in gaming and hospitality building projects, both in Las Vegas and other parts of the country, Perini can clearly benefit from the additional capacity that Tutor-Saliba brings. Tutor-Saliba not only brings significant additional resources, but also, a wealth of experience, depth of organization, and relationships.

On the civil side, Tutor-Saliba’s civil business has a long history of consistent, extraordinarily high profitability, and a leading market position in the western United States. As we go forward, under Tutor-Saliba’s management, and with the expertise and best practices that we at Tutor-Saliba will be able to share, we expect to be able to significantly improve and leverage Perini’s brand and relationships in the eastern United States. Perini and Tutor-Saliba’s customer-base are highly complementary. With Perini’s predominantly private client-base and Tutor-Saliba’s significant commitment to its public works clients acting in unison, we believe we will be able to leverage this mix into additional business opportunity.

Finally, Tutor-Saliba’s integrated self-performed business model is an attractive complement to Perini’s highly scalable business model, which brings its extensive sub-contractor relationships.

Now I would like to take this opportunity to review Tutor-Saliba’s business in more detail. Tutor-Saliba is based in Sylmar, California. It was founded by my father, Albert Tutor, and has a nearly 60-year operating history. We have grown to over 2,200 employees, and have become one of the leading civil infrastructure and commercial construction contractors in the United States.

The company divides its businesses into three operating units: domestic building, domestic civil, and our international group based in the Philippines and Guam. Mainly focused on projects requiring a significant level of self-performance, the company typically pursued projects ranging in deal size from $100 million as a minimum to one billion or more, the larger the better. We operate on a national platform with a major foothold on the West Coast. Tutor-Saliba has also successfully penetrated the growing Nevada gaming and hospitality market.

Finally, Tutor-Saliba is extremely well positioned to take advantage of the significant and emerging opportunity in Guam through our 1995 acquisition of Black Construction Corporation.

I mentioned that Tutor-Saliba divides its business into three main operating segments. I would like to discuss each in more detail on slide nine.

Domestic civil: Projects within this segment primarily consist of large public infrastructure assignments, including the construction of subways, highways, bridges, and airports. Due to its public nature, local, state, and federal agencies are the division’s main customers.

Like the domestic building unit, this unit has been very successful in both several high profile, ongoing projects, including the current I-80 San Francisco Bay Bridge West approaches. Consisting of over three and a half miles of new bridges approaching the New Bay Bridge, expected to be completed in the summer of ‘08 with a total contract value of approximately $250 million.

We are recently also concluding, this summer, the Los Angeles International Airport Runway and Taxiway Improvements Project, expected to be completed this summer at a total contract value of approximately $260 million, as well as numerous significant projects completed earlier, which should be in your data.

Domestic commercial: Our domestic building unit focuses on large projects in a variety of markets, including gaming, hospitality, sports and entertainment, and healthcare. The company has used aggressive timelines and strict QC philosophy to drive growth in this business unit. To consider some of the ongoing building projects in this segment, we are building currently the Wynn Encore in Las Vegas, expected to be delivered in December of this year at a cost in excess of $1.3 billion. We are also building the new Planet Hollywood Edition timeshare condos in Las Vegas, expected to be delivered in the latter part of ‘09 with a contract value exceeding $490 million.

We have just completed the UCLA Westwood Hospital, one of the largest hospital construction projects in America, at a cost of $540 million. In addition, we are currently building the Los Angeles Police Headquarters facility in downtown Los Angeles with a completion in 2009, and a contract value of $235 million.

The last of our significant ongoing building projects would be the University of California Santa Monica Hospital, expected to be completed in the latter part of 2009, or the first quarter of 2010, at a cost of $220 million.

Internationally, the company’s segment has been in operation for over 50 years, even though we acquired the unit in 1995. It serves Micronesia, Palau, the Philippines, and last, but most important, Guam, where Tutor-Saliba is the largest contractor on the island and the second largest employer after the government. The segment offers both civil infrastructure and building services, and I believe will be a great addition to Perini’s existing international services. Its major strength is our capacity to self-perform virtually every single discipline within either its civil unit, or its building unit, in a part of the world where there are very few traditional sub-contractors, or supplier.

Tutor-Saliba expects to enjoy significant revenue and earnings growth over the next several years, as illustrated on slide ten. Revenue is expected to grow at an approximate compounded annual rate of 30% through 2009, with each segment, civil, commercial, and international contributing to this growth.

The operating leverage inherent in Tutor-Saliba’s business model is demonstrated by offering operating profit and EBITDA growing at nearly two times the rate of revenue through 2009. This operating leverage combined with increased activity in our civil business, is expected to add approximately 3% to operating margins through 2009.

Slide eleven shows, by comparing Perini’s successful commercial construction and international contracting operation with Tutor-Saliba’s expertise in the civil infrastructure business, as well as our mechanical, electrical, and aggregates self-performance, and its leading position in Guam. We really believe that we will form a truly leading construction services provider. With an alternative to third parties on many of the traditionally sub-contracted work, we will have better control over the timing and delivery of our projects. This integrated approach will allow the combined company to offer an even higher level of service to its clients.

I would now like to turn the discussion over to our President and Chief Operating Officer, Bob Band, to discuss a few of the other key benefits.

B. Band	Thank you, Ron. Hello, everyone. I’m excited about Perini’s combination with Tutor-Saliba for a variety of reasons. Principal among them is the enhanced growth profile of the combined company. Tutor-Saliba brings with it additional resource capacity and relationships in gaming and hospitality, which will allow us to continue to grow in that business. Combined with its high margin, self-performance capabilities, Tutor-Saliba’s resources and relationships are incremental to our existing capabilities, and do not present significant overlap. We expect Tutor-Saliba to be a leading beneficiary of the anticipated civil infrastructure spending in California and Nevada, given its leading position in those regions.

In addition, we expect to benefit from Tutor-Saliba’s civil management team’s focus on our existing East Coast civil opportunities. Our significant pro forma bonding capacity will help us to expand that business, as well as foster both existing and new joint venture relationships across the country.

Tutor-Saliba holds the leading position in Guam’s high growth construction services market. Given the challenges of getting qualified resources and infrastructure in that region, combined with the expected explosive spending trends beginning in 2010 and even earlier with the relocation of the U.S. Marines, this puts us into an outstanding market position there.

As indicated on slide 13, the combined company will be well positioned to take advantage of numerous positive trends in the civil, commercial building, and international markets in which we compete.

In commercial building, we continue to believe that demand for gaming and hospitality facilities will drive growth in our commercial building segment. According to the Las Vegas Convention and Visitors Authority, a number of Las Vegas casino projects are expected to be proposed over the next five years, and with our pre-construction view into that pipeline, we expect there to be over $20 billion of new gaming and hospitality work awarded across the U.S. in the next two years alone.

Civil, throughout the U.S., state and local transportation departments are making a concerted effort to perform much needed improvements to roads, bridges, tunnels, water treatment, wastewater, and all facets of public infrastructure. This will be funded by a combination of state budgets, the nearly $300 billion SAFETEA-LU Act, and an increasing trend of state bond issues. Our presence in the civil construction markets is strongest in what we view as some of the most attractive markets in the country, including New York, California, Nevada, Florida, and Maryland.

On an international scope, Guam is our fastest growing international opportunity, the growth being fueled by the relocation of 8,000 U.S. Marines and dependents from Okinawa, Japan to Guam, a transition, which is expected to be completed by 2014. Construction capacity will need to increase on the island from 800 million per year to 3 billion per year to meet the 2014 deadline for relocation. As the island’s largest construction company, and number one private employer, Tutor-Saliba is extremely well positioned to benefit from this growth.

I would now like to review what the company’s pro forma backlog will look like. Slide 14 shows that Tutor-Saliba will add approximately $1.6 billion to Perini’s existing backlog of $7.6 billion for a total of over $9 billion in combined backlog as of December 31, 2007. While Tutor-Saliba’s current backlog includes both the Wynn Encore project and the Planet Hollywood Towers in Las Vegas, Tutor-Saliba has several promising targeted projects yet to be included in its backlog. These projects include a letter of intent to act as the general contactor on Tropicana’s new $1.7 billion hotel and casino in Las Vegas.

As many of our investors are aware, we traditionally report as backlog only those projects, which are under signed contract, and where financing has been secured. However, we would like to highlight that, upon combination with Tutor-Saliba, the combined company will have over $40 billion of targeted projects above and beyond their $9 billion backlog. This gives a view on the whole continuum of backlog and targeted projects. When referring to targeted projects, we mean those projects where Perini or Tutor-Saliba are in the process of bidding, or are in discussion with potential clients, and expect that they will be awarded by the end of 2009, or 2010.

Moving on to the next slide, we can see that the combination of Perini and Tutor-Saliba will significantly enhance our size, scale, and diversification. We will rival many of the largest private firms in the sector. The combined company will have financial capacity and the necessary resources to successfully deliver the largest, most complex projects on time and on budget. The combined entity will have even better access to surety bonding capacity, and significant resources to deliver on the largest, most complex civil, or commercial building construction projects.

In addition, the combination of Perini and Tutor-Saliba will add significant geographic diversification, which we have spoken about in the past. While Perini is a leader in civil construction on the East Coast, Tutor-Saliba is a leader in West Coast civil construction. With no customer overlap outside of our joint venture projects, the combined company will have an enhanced customer diversity as well.

On slide 16, I would now like to touch upon what is one of our largest opportunities for value creation, which is leveraging Tutor-Saliba’s operational success in its civil business. Tutor-Saliba’s ability to achieve consistent high gross margins is a testament to its management and leadership team, contracting style, and execution. Tutor-Saliba has achieved a 15% gross margin on its civil projects over the last ten years, and we see no reason why we can’t achieve similar results in Perini following the combination of these two companies.

In addition, Tutor-Saliba has one of the industry’s largest equipment fleets, and that, combined with substantial surety capacity, will further enhance the potential profitability of the combined company’s civil business.

Now I’ll hand it back to Ron Tutor, who will talk a little bit about synergies.

R. Tutor	Thank you, Bob. With regard to synergies, the combined company will benefit from several opportunities that represent significant value creation for our shareholders as outlined on slide 17.

Perini and Tutor-Saliba’s respective strength in hospitality, gaming, and civil works will provide the combined company with superior platforms to grow both revenue and profitability of both divisions.

We believe our Guam operation will benefit from PMSI’s expertise in resource and project management, enabling it to further capitalize on the tremendously rising demand for construction services in that region, even extending into Southeast Asia. Surety capacity will be augmented, enabling the combined company to compete for even larger, more complex projects, as well as to expand future joint venture opportunities.

We believe that our margins will be enhanced, thanks to our increased capability to self-perform, brought about Tutor-Saliba’s in-house electrical and mechanical services, as well as by a concrete and aggregate manufacturing operation within Tutor-Saliba.

We are planning a new executive office for the corporation in Las Vegas to be ready in the first quarter of 2009, to better combine our operations and service our building clients. We plan to retain Perini’s corporate offices in Framingham, since PMSI management and certain other facilities will continue to be located there. The combined company’s’ civil operations will be run from Tutor-Saliba’s Sylmar, California office.

We understand the integration of the two businesses will be very important for the success of this combination, and here, I highlight our integration plan. First, we believe this combination represents an opportunity for us to create a world-class organization with the best people this industry has to offer, and it basically encompasses not only all of the United States, but significant parts of the world. We will not hesitate to expand the combined management team by incorporating key Tutor-Saliba Corporation management personnel.

Be assured, we are highly confident in our ability to create this level of integration, partly due to our in-depth knowledge of both companies. My own experience owning and running Tutor-Saliba, as well as serving as Chief Executive Officer of Perini for some eight consecutive years, should make that integration that much easier.

To ensure that it’s seamless after the merger, we are committed to adopting the best practices from each company, and have decided to consolidate our corporate offices. At a high level,

Tutor-Saliba’s gaming and hospitality business will be integrated into Perini’s existing business. Perini’s civil business will be put under Tutor-Saliba’s management leadership, and finally, Guam will leverage the international construction expertise of PMSI, which has been consistently one of the strongest operating units of Perini Corporation.

Truthfully, with over 30 years of joint venture cooperation, and significant acquisition integration experience for each company, we expect the combination of Tutor-Saliba and Perini to be both seamless and to the best benefit of both companies.

The process of integration is a familiar one, as Perini is experienced in identifying, acquiring, and integrating companies. At Perini, we have made three significant acquisitions over the past years, acquiring Rudolph and Sletten, Cherryhill, and James A. Cummings, as depicted in slide 19. We have seen firsthand that the right acquisition is a great way to grow. All were acquired at reasonable valuations, sensibility financed, and have significantly outperformed our initial estimates, as well as substantially enhanced our strategic position in key geographies and end markets. Importantly, all of these transactions were successfully integrated, and all of the key executives of the respective companies remain employees until this day, of Perini.

I was personally responsible, at Perini, for overseeing all of these acquisitions. In addition, I have also acquired and integrated four companies in the Tutor-Saliba Corporation with similar success. So, both of these companies have a history of successfully acquiring and integrating companies, and, as we discussed on the prior page, we don’t expect this combination to be any different.

Ken Burk, our Chief Financial Officer, will now walk you through our pro forma financial position, and our combined company guidance before I wrap up with some closing thoughts, and we move to Q&A.

K. Burk	Thank you, Ron. Upon closing, the combined company will have a very sound financial position and a net cash position. We will have substantial pro forma liquidity. Combining our pro forma cash equivalents and short-term investments, and our $114 million available credit line, gives us $624 million of total liquidity. We also have the ability to increase our line of credit by $50 million.

We will have a net cash position with only 6% total debt to capitalization. We will also have significant equity. At the current stock price of $38.10, we will have a market capitalization of approximately $2 billion, nearly double our current market capitalization.

On slide 21, you will note, while Tutor-Saliba’s current revenue base is smaller than Perini’s, you will see that its business mix and execution drive approximately two times the operating margins. Although our 2008 revenues and operating profit will depend largely on how quickly we are able to close the transaction, we would like to reiterate our full year 2008 EPS guidance of $3.50 to $3.75 per share.

In addition, revenues are expected to now be in the range of $5.5 billion to $5.9 billion. We expect the transaction to be slightly dilutive in fiscal 2008 for EPS, assuming a third quarter close, and accretive in the first full year of fiscal 2009 of consolidated results.

We are also initiating 2009 combined company revenue and EPS guidance of $7.3 billion to $7.8 billion, and $4 to $4.20 , respectively. Looking beyond 2009, we are targeting EPS growth of 10% to 20% in 2010.

Now I would like to give it back to Ron for his closing comments.

R. Tutor	Thank you, Ken. To summarize what we have discussed, we genuinely believe the combination of Perini Corporation and Tutor-Saliba Corporation will create a leading and premiere publicly traded civil and commercial construction services company within these United States. With over $9 billion combined backlog, and $40 billion of target projects, the combined company is well positioned for the extensive future growth we are going to achieve.

In addition, our leading market position in gaming and hospitality, as well as our strong East and West Coast civil operations, are clear competitive advantages, and represent significant growth, as we move into the next era of construction. Our combined financial position will be very strong, and allow us to achieve the capacities that we grow our business.

Finally, the depth and experience of the combined management team will be the true key driver of the success of a company of this size, moving forward. With that, I would like to turn the call over to the moderator for the questions and answers.

Coordinator	Thank you. Your first question comes from the line of Richard Paget with Morgan Joseph. Please proceed.

R. Paget	Good morning, everyone.

M. Klein	Good morning, Richard.

R. Paget	I’m wondering if we could go back to slide ten and look at some of the operating profit margin projections for Tutor-Saliba. Going from 2007 to 5%, and then projecting 2009 at around 8%, and I know you mentioned that there’s some leverage. Is this all just leverage of SG&A, or the backlog that you have, has it been priced favorably? If you could just expand on that, and have you ever reached those types of margins historically?

R. Tutor	Let me see how I can best answer that. First of all, the construction markets in civil and public works have been stronger today than ever before. There is very limited competition, and, as we forward into larger infrastructure projects, the impact of our civil work operation will be more significant than it would have been in the past, as it mixed with buildings.

The civil operation will continue to enhance, and remember, with larger margins moving forward, and those margins have begun as early as last year and continue to increase. As we do more civil work mixed with a lower margin in the building business, it will increase dramatically.

Of course, one of the other factors is our overhead, or known as G&A, will not increase proportionately to our revenue and margins, so, as we do our projections on existing work programs and our role, those margins literally leverage up at that rate.

R. Paget	I realize that there’s a little bit different mix issue going, and Tutor-Saliba is a lot more self-performed work, which is one of the reasons for the margin discrepancy between the two companies. Maybe you can get into perhaps some of the best practices on what Tutor-Saliba is doing to have significantly better margins than Perini has been.

R. Tutor	First of all, as we pointed out earlier, Tutor-Saliba, over the last ten years, on approximately $3 billion of civil works revenue, has averaged all projects over 15% margins. If you look at Perini as a public company during that same period, we have been unable to come close to that level of profitability. We are a very large equipment owner. Perini has historically not been an equipment owner. We have always, at Tutor-Saliba, looked to self-perform more of the work, giving us greater control of what we do, and, of course, thereby offering us much more enhanced margins.

There are two theories of construction. The less work you self-perform, the less work you take on to perform yourself, the less risk, but, of course, the less reward. The more work you self-perform, the more you invest in the business, the more margin you have a right to demand and get. We have had that philosophy at Tutor and have always been able to deliver the margins that we set forth. If there is a significant impact, we’ll have on Perini, it’s when you look at our civil performance against Perini’s. We expect to dramatically impact that profitability.

R. Paget	Could we see maybe Perini’s portion of the business invest more in equipment, and perhaps aggregates, or you can leverage Tutor-Saliba’s existing assets for the business as a total?

R. Tutor	First, we have an aggregate and concrete operation now in Nevada at Tutor. That will, of course, in the combination, inure to the benefit of Perini. Perini on the East Coast, is not a large equipment owner, however, in my other role as the CEO of Perini, we have quietly been acquiring more equipment. Not anywhere in the scale of Tutor-Saliba, but continuing to acquire to service the new work programs we’ve taken at Perini. So, I believe, over the next three to four years, since equipment is not normally moved from coast-to-coast, unless it’s an extraordinarily long and large project. what we will do is build up Perini’s equipment capacity and expertise to be consistent with our own, while we continue, hopefully, to get the benefit of what we see of some very large civil programs coming in both California and Nevada.

R. Paget	Finally, on the gaming front, I know you guys have done various JVs in the past. How often has Perini bid up against Tutor-Saliba in some of the casino projects? I’m basically trying to get the bidding dynamics, whether that just takes basically another player out, and gives you guys more bidding leverage.

K. Burk	Richard, as you know, at Perini or Tutor, we do not generally bid for gaming projects. They have all historically been negotiated. Primarily, we have repeat clients, and ironically, to date, Tutor and Perini have not competed at all in Las Vegas for the same gaming projects.

R. Paget	With guidance, is it safe to assume that you guys don’t include any of the potential of winning some of the big contracts out there expected to be let this year?

K. Burk	We have expectations, as we indicated with the market for targeted projects. We are expecting to get our fair share of these gaming projects, and we’ve also shared this on our call a month ago. That’s all part of the game plan going forward.

R. Paget	Thank you. I’ll get back in queue.

R. Tutor	Thank you, Richard.

Coordinator	Your next question comes from the line of Steven Fisher with UBS. Please proceed.

S. Fisher	Good morning. A couple more questions on the guidance to follow-up for 2009. What kind of synergies does that include, and how much? What kind of growth are you assuming in the guidance for civil infrastructure for 2009? What do you assume for the Iraq business? More specifically on the big gaming projects, what does that guidance include for Plaza, MGM, Atlantic City, and Kerzner?

K. Burk	That’s a long list there, but let me just start with the first one. Steve, let me take some of these as best I can from your list. The synergies of 2009, we have targeted around $30 million of synergies that we believe can stream in through fiscal 2009. As with any deal of this magnitude, it’s hard for us to actually pen down specific numbers, but it’s safe to say that we have outlined a number of opportunities that the group here have mentioned, namely improving the margins in the civil business, capitalizing and leveraging the relationships, the management capacities, and improvements that we have in process. Last but not least, just the fundamental integration benefits that come from just doing the right thing in terms of our overhead support, back office administration functions.

Fortunately, we are in a position where we’re growing, as evidenced by our guidance, and we expect it to leverage the organization that’s in place, and see minimal impact in terms of our talented organization.

Steve, you’re going to have to help me with some of the other follow-on. I think you touched a little bit on gaming.

S. Fisher	I’m sorry, it was a lengthy list, but it sounds like the civil business is strong today, but I’m wondering what you’re seeing for that into 2009, and how much Iraq business do you assume? Then it was thoughts on Plaza, MGM, Atlantic City, and Kerzner.

K. Burk	Let me try to take a couple of pieces here, and then I can hand this to Bob. As you know, Steve, we don’t give individual segment guidance, and I don’t believe we plan to start now. I think what we’ve shared is the opportunities that we see in the markets.

Let’s talk about civil. We see the transportation funding. We think that there are very strong market opportunities in the regions that we’re participating in. For example, we have targeted in the project list of $40 billion that we announced earlier, about 26%; of that we believe is targeted as civil projects, or about $10.8 billon that basically fits our profile, and we hope to be certainly a leading contender for that business over the next two years.

As far as the international, it’s about 3%, or about $1.3 billion for the next couple of years, and, of course, that doesn’t include the explosive growth that we’re seeing in the Guam market, as indicated in our presentation of about $15 billion. So that would stream in starting in ‘09, and quickly ramp up in 2010.

Bob, do you want to talk a little bit about the Iraq piece of this and the other international business?

B. Band	Steve, as we’ve continued to say, our market in Iraq has remained fairly steady, especially with the latest barrage that was in the news in the Green Zone. We’ve seen the government elect to add the options to some of the contracts that were recently awarded. We see demand for our overhead cover project capabilities continuing. So I would say that there will be a steady stream of work in Iraq for as long as there’s any U.S. presence there, and we know that the U.S. Embassy presence will continue well beyond any military presence. There will be some constant activity over there, as well as other sources.

We have multiple year IDIQ contracts with the Air Force, both the Hurik and Saitek Program, which are funded in the billions of dollars, although spread amongst several contractors. With all of that, we’re looking for international revenues in excess of where we were in ‘07.

S. Fisher	Did I hear you correctly? You said that the Army did exercise the option on those overhead coverage system projects.

B. Band	That’s correct.

S. Fisher	Okay, and then the thoughts on Plaza, Atlantic City, and Kerzner in terms of ‘09.

R. Tutor	This is Ron Tutor speaking with no longer my Tutor-Saliba Perini hat, but the Perini hat. The projects at both the Plaza, Tropicana, MGM Atlantic City, MGM Kerzner in Las Vegas, the Stations Casino’s growth package as that continues, I don’t believe we see any lessening for demand in the casino business from today over the next five years. If anything, irrespective of how amazing it may be what we’re certain of is the continued revenue in our marketplace, not only there, but in Indian gaming in New York, continued expansions of Foxwoods and Mohegan Sun, both of which we built, Mohegan, and Foxwoods we’re completing a $400 million addition. There is genuinely no end, at least as we project through the next five years, in the size of gaming that will be available to the company. To that you add the continued Indian gaming in California, which we have always had a dominant role. Our gaming operation will not diminish.

S. Fisher	Okay, great, and lastly, and then I’ll turn it over. I’m wondering about the thoughts behind cash versus stock for the merger.

Was that tax driven? For instance, you aren’t using cash and you’ll still have a healthy chunk of cash after the deal. What are your plans for that cash? Is that primarily the equipment purchases you talked about, or is there more M&A in the works?

R. Tutor	It was tax driven, of course, and as far as the cash that we will generate and continue to, hopefully, acquire in the company. In the construction business, financial resources are critical, both because of capacity requirements by our surety companies, and the sheer enormity of our payroll, commitments, equipment, and materials, where it requires a certain amount of capital, meaning cash, to perform comfortably the type of operations and directions to which we are going. It is a capital-intensive business, and, as a result, it will require the level of capital that we currently have.

M. Klein	Let me add that from the standpoint of cash versus stock here, it was very important to those of us who thought of ourselves as serving completely the interest of the shareholders that we have Ron Tutor’s tissue in the game to the max over the next five-year period. Having him not only take stock, but agree to hold 70% of that stock for the period of his five year employment is critical to us, and critical, I think, to the welfare of this company going forward.

S. Fisher	Thank you very much.

Coordinator	Your next question comes from the line of Wayne Archibald with BlackRock. Please proceed.

W. Archibald	My questions have been answered. Thank you.

Coordinator	Your next question comes from the line of John Roger with D.A. Davidson. Please proceed.

J. Roger	Good morning. Most of my questions have been answered, but, first of all, just on guidance, you indicated that the transaction would be slightly dilutive in 2008, and you reiterated your guidance of $3.50 to $3.75. Does that mean that Perini is actually going to do a little better this year, or is that just fine-tuning?

K. Burk	John, I think it’s fair to say that there is fine-tuning. It’s a great question, because we are giving a range, and a lot of this depends on the time when we actually close the transaction, as you would expect. I think we just need to do our normal estimating for this, but we do feel quite confident that we are in that range, and we always hope to do better.

J. Archibald	Okay. Secondly, in terms of the Tutor-Saliba business, the aggregates operations, are they all in Nevada?

R. Tutor	Yes.

J. Archibald	Okay. On your self-performing work, when you self-perform on the commercial construction projects, or the building work, are you doing those projects on a fixed price basis?

R. Tutor	It depends. All of our public works are done on a fixed price low bid, so whatever we’re able to achieve by our expertise, we keep. In the commercial and private sector, where we at Tutor-Saliba, like Perini, negotiate, for example, on the win, it is a guaranteed maximum price. However, the margins are limited and whatever savings we achieve typically go back to the owners.

J. Archibald	Okay.

R. Tutor	I hope I answered it.

J. Archibald	That helps, but going forward, is that the model that you’ll be pursuing?

M. Klein	Yes.

R. Tutor	Yes.

J. Archibald	Okay, that’s what I needed. Thank you.

R. Tutor	One of the differences that I want to point out as a point of clarity, in our electrical and mechanical operations, which will be a significant part moving forward, those companies do business with other contractors as well as the combined entity and are significant profit centers in and of themselves, such that, although we will offer that service to our owners at their choice, both of those operating units will do work for others at the higher margins contained within the sub-contracting industry. So we expect that to be a significant additive to the venture going forward.

J. Archibald	Are those sub-contractor operations the same basic footprint at what you operate with now?

R. Tutor	Yes.

J. Archibald	Could you expand it to the East Coast for instance?

R. Tutor	Absolutely, and that will be one of the plans we’ll be looking at over the next 12 months.

J. Archibald	Thank you, and congratulations.

Coordinator	Your next question comes from the line of Robert Ramilan of Axle Capital. Please proceed.

R. Ramilan	Good morning. I have been watching the non-residential Dodge starts numbers, and they appear to be indicating a slowdown in at least the square footage, which I guess has been driven by credit availability. I was just wondering if you had some comments on what you’re seeing on the ground level in terms of your project backlog and pipeline.

Also, as a follow-up, given the fact that there may be a slowdown coming in non-residential construction, is now the time to be buying a bunch of fixed assets and their equipment?

R. Tutor	You kind of went in and out. Let me respond to the Dodge Report, which is an excellent indicator overall of our industry. Our business, as I’m sure you understand, is not driven by retail shopping centers, office buildings, apartments, or, of course, housing, which is a big part of that report. Our marketplace in the building business is hotels, gaming, casinos, and public works. All of our research, all of our knowledge of our industry that we work in, we see no flattening or reduction.

The reason the current credit squeeze, which, by our analysis, should release sometime the first quarter of next year. Our customers are the largest of the hotel owners, typically public companies, as such, do not have the constraints of your typical developers. So we very simply haven’t felt that squeeze.

R. Ramilan	So now is a good time to design those fixed assets?

R. Tutor	Equipment, you have to understand, we typically, with few exceptions, don’t buy unless we receive a large multi-year contract that requires its use. We very seldom buy in anticipation of work. We typically buy when we have the work, and need to acquire equipment to build it. In other words, our typical analysis that we do, and will continue to do, is to analyze the amount of monies generated within a given contract and say that essentially will pay such a substantial amount of the acquisition, cost of the equipment, it’s more sensible to buy than to rent. We really don’t buy equipment on the come, we wait until we have the contract.

R. Ramilan	On your earnings call from last quarter, you made comments about timing on the three large gaming projects that are coming down the pipe. Do you have any update on the current thinking on the timing there?

M. Klein	On the MGM Atlantic City, we’re still awaiting the owner’s notification. Ron, some thoughts on the others?

R. Tutor	We’re on a week-to-week. We think between now and the end of the year we’ll have some announcements to make on two or three of the major projects.

R. Ramilan	Thank you.

Coordinator	Your next question comes from the line of Avram Fisher of BMO Capital Markets. Please proceed.

A. Fisher	Hello. Thank you for taking my call. The Tutor-Saliba segments; civil, commercial, and international, are those comparable to the buildings civil and PMSI, right?

R. Tutor	Correct.

A. Fisher	Can you give us the backlog by segment as you do for your current segments?

R. Tutor	No. We group the backlog historically. We could obviously, but we don’t have it.

K. Burk	We don’t normally do that. I guess what I would do is just turn your attention to the segments, how we segment, and what I can share with you is when you look at what we normally present with client mix and contract mix. If you looked at pro forma 2007, for example, you won’t see a material change in the mix based on the business in terms of cost plus guaranteed max price category versus fixed price, which is about 88% to 12% fixed price.

On the client mix, private is about 81% versus state, local, and federal of about 19%, pro forma 2007. Again, based on what we’ve shared in the past, that’s not a material change, probably less than 5% in each of those categories.

A. Fisher	Just to clarify, you do typically provide backlog by building, civil, and PMSI.

K. Burk	Yes, we do on a historical and reporting basis, but, as you know, we don’t forecast a backlog by segments.

A. Fisher	Right. Can you give me a pro forma for ‘07 for Tutor-Saliba? That’s all I was looking for, how it shifts, or do I just take the 17 and split it 90 buildings.

K. Burk	I would tell you that we have approximately 50% to 60% of the backlog of Tutor-Saliba is building, the balance is the civil business.

R. Tutor	That’s a fair analysis.

A. Fisher	Right, 50 or 60 building, and is the bulk of the rest on the civil side?

R. Tutor	Yes.

A. Fisher	Okay, so 40 to 50 in civil. That helps. Thank you. You’ve talked about capacity several times. Could you complete the existing projects in your backlog without doing this deal?

R. Tutor	Of course.

A. Fisher	Okay, that’s what I thought. Of the $20 billion that you’re seeing in Vegas gaming, what is your capacity in terms of getting that $20 billion? What portion of that could you do with the capacity?

R. Tutor	Let me just respond to that in a limited tone as advised. You know, all of you, the positions that Perini, and now coupled with Tutor-Saliba’s role in Las Vegas has historically taken. We are not constrained to do any less of that work than we’ve historically done, which means we are in a position to continue our present role in Las Vegas and Indian gaming all over the country, and certainly not a diminished capacity.

K. Burk	What I would also add is use the guidance that we’ve given you for ‘09. I think you know the normal picture in terms of how our revenues are generated and the growth of our revenues. I think you can get back to what that new business looks like, understanding the cycles that we have, the operating cycle, the burn off of our backlog, averaging in the 24 to 36 months, depending, of course, on the size of the projects, namely the mega projects would be on the longer end of that cycle.

A. Fisher	That actually is a good segue to the next question. The two business, I’m assuming they have similar burn rates on their projects in civil to civil, building to building?

K. Burk	For the type of projects, the building projects are basically the same. As for the larger civil projects, Ron?

R. Tutor	Similar, although our civil mix in the western U.S. burns significantly faster than the civil mix in the north market.

A. Fisher	You have better weather out there I guess.

R. Tutor	That’s part of it, and the fact that New York, I don’t have to tell you how congested it is. Everything we do in New York extends longer durations. The contract durations are always significantly longer for the same size project.

A. Fisher	I’m looking at your exposure to California civil. You don’t do a lot of road building. What end market?

R. Tutor	Quite the contrary, we do a lot of road building.

A. Fisher	You do a lot of road building now?

R. Tutor	Absolutely. We’ve done probably, in the last five years with Cal Trans alone, over a billion dollars of bridges and highways. From the Richmond San Rafael Bridge re-do, which was, at the time, the largest project Cal Tran has ever left to the I-80 bridges to a number of paving jobs in Los Angeles. We’ve always been a large highway and bridge builder.

A. Fisher	Okay, I apologize for that.

R. Tutor	No problem.

A. Fisher	Are you in end markets that you see benefiting from the Prop 1-B spending, which is primarily roads and bridges/

R. Tutor	Without a doubt. In addition, California has passed, in the last two years, over $37 billion in bond issues by our government, directly related to Cal Trans and the increase in roads and bridges, which is beginning now to hit. We see a huge upswing in California highway work.

A. Fisher	Okay. I appreciate you taking the questions. Thank you.

Coordinator	You have a follow-up question from the line of Richard Paget with Morgan Joseph. Please proceed.

R. Paget	The opportunity in Guam, is that part of the BRAC Program, or is that a separate initiative?

B. Band	As you know, that’s a separate initiative that stems from the relocation of U.S. forces out of Japan.

R. Paget	Okay. Is that program fully funded and pretty much going to go forward as scheduled?

R. Tutor	It’s a definite government program that has been announced to a point, and treaties have actually been signed and publicized with Japan. Planning is well underway. The government has actually been to our facility and talked to us about capacity and constraints. It’s an absolute definite program that is funded and can easily be verified with the federal government. It’s already starting now as we speak. The first phases are being let and bid, and there has just been an enormous ramp-up.

R. Paget	Thank you. That’s it.

Coordinator	Your next question comes from the line of Brian Gaines with Springhouse. Please proceed.

B. Gaines	Hello. Can you talk about Tutor-Saliba’s operating profit, maybe 2003 through 2006?

K. Burk	We’re going to be filing more detailed information with the proxy, and we’ll be sharing all of the historical information at that time.

B. Gaines	Okay, thank you.

Coordinator	Your next question comes from the line of Ted Crawford with Maple Leaf Partners. Please proceed.

T. Crawford	Thank you. You mentioned that you don’t see any slowing in casino development over the next five years. I’m wondering if you can comment on that in the context with what happened at the Cosmopolitan.

R. Tutor	What happened at the Cosmopolitan was very simply Deutsche Bank defaulting the present developer when they made a capital call, or simply put, there was an issue between the existing developer with which we contracted and Deutsche Bank that the parties were unable to work out evidently to their satisfaction. The project continues, despite all of the negative publicity, and we get paid by Deutsche Bank, as we announced earlier. We continue to build and get paid as Deutsche Bank and the developer work out, or transfer ownership to whatever other entity, none of which really, at this time, has affected us, because we are building as fast as our contract requires and we have never stopped. So the Cosmopolitan will be built, but frankly, I can’t tell you who will own it.

B. Band	The other piece of that is that many of our clients in that market are large operating companies with significant cash flows, who commit to projects and see right through the economic crunch. So, at this point, we’re attending in pre-construction to many of their plans.

T. Crawford	Okay, but has the environment contributed to any slowdown in assigning these contracts?

R. Tutor	Yes. Make no question about it, it has slowed down, for example, at Tropicana. It’s had an impact on the development of the Cosmo, although it will continue to be built and open. We’re just not sure who will be the owner, but rest assured, within the next 90 days, someone will take over. It will be an operating company.

There are three or four other developments that hope to build casino hotels, but where we really bank our commitments are on the very large, typically publicly traded and funded companies that are our major customers, who continue, as you know, to expand and build. I referred to them a few moments ago when I pointed out the potential plans of Stations as they move forward. Certainly, MGM continues to grow, not only by and of itself, but with the Kerzner Group, and Wynn is looking at further expansions, not only in Asia, but in Las Vegas.

So the major companies who can finance cash flows from within are better able to achieve the financing available today with less leverage. In other words, they control their destinies better than others. Their input to us, we don’t anticipate any slowdown with our existing customers.

T. Crawford	Okay, thank you.

Coordinator	You have a follow-up question from the line of Avram Fisher with BMO Capital Markets. Please proceed.

A. Fisher	I appreciate the follow-up. This will be my last two. Any update on LAMDI stuff?

R. Tutor	Let’s just say we’re very hopeful that over the next few months, some resolution will come forward. Otherwise, the litigation continues ad infinitum.

A. Fisher	No expectation that you’ll take reserves exempt of any mediation?

R. Tutor	No, we have never taken a reserve, because we believe they owe us a significant amount of money. However, we have also not allowed for any gains, so, at this point, we are hopeful that it will resolve itself, however, if it doesn’t, we will continue to litigate in our 12-year travail.

A. Fisher	What is the incremental cost on lawyer fees? I guess it’s no change, it’s just the run rate.

K. Burk	We really don’t get into that level of detail.

A. Fisher	Okay, I appreciate that. Finally, the last question, you’ve been talking about Guam and Black Construction. I’m not seeing them come up on any of the names of major federal contractors in Guam. Is this more of a future opportunity?

R. Tutor	Not at all. I don’t know why. We hold more major federal contracts in Guam than anyone. We probably have $200 million in federal backlog. Everything on Guam, other than the government of Guam, is on the air force base or the naval base. They’re all federal contracts.

A. Fisher	Okay.

R. Tutor	That’s confusing.

M. Klein	Also, Black has a strong history with us in terms of working with us on the Embassy Security Upgrade Program, as well as the U.S. Navy Multi-Trade Program.

A. Fisher	Okay. I appreciate the call, and thank you for the follow-up.

Coordinator	At this time, I would like to turn the call back over to management for closing remarks.

M. Klein	Thank you, everybody. We appreciate it. We’re excited about this new combination. Ron?

R. Tutor	I can’t say anything more than the fact that it should be obvious to everyone that I’ve put a substantial amount of my money in the form of stock in the new combination, and kept it in for five years. Because I genuinely believe this is not only in my personal interest, but in the interest of the shareholders, of which I will be probably the largest. So, I believe, as the saying goes, I put my money where my mouth is, and I’m excited about what I’m looking at over the next five years.

M. Klein	Thank you.

Coordinator	Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a good day.